UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14(a)-12

NATIONAL HOLDINGS CORPORATION
(Name of Registrant as Specified in Charter)

Payment of filing fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NATIONAL HOLDINGS CORPORATION

Notice of Annual Meeting of Shareholders
To Be Held Monday, March 16, 2009 at 10:00 A.M.

To the Shareholders:

The Annual Meeting of Shareholders of National Holdings Corporation will be held on March 16, 2009 at 10:00 A.M. at the Renaissance Boca Raton Hotel located at 2000 NW 19th Street, Boca Raton, FL 33431 in the Allamanda Meeting Room. (PH) 561-368-5252 for the following purposes:

1.	To elect two (2) Class II directors to serve until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of Sherb & Co., LLP as independent public accountants for the fiscal year ending September 30, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Owners of record at the close of business on January 16, 2009 will be entitled to vote at the Annual Meeting or at any adjournments or postponements thereof.  A complete list of the shareholders entitled to vote at the Annual Meeting will be made available for inspection by any shareholder of record at the offices of the Company during market hours from March 2, 2009 through the time of the Annual Meeting.

Your vote is very important.  For this reason, our Board of Directors is soliciting your proxy to vote your shares of common stock at the meeting.  The entire cost of soliciting proxies will be borne by the Company.  The cost of solicitation will include the cost of supplying necessary additional copies of the solicitation materials and the Company's Form 10K for the fiscal year ended September 30, 2008 to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such record holders for completing the mailing of such materials and Annual Report to such beneficial owners.

In voting at the Annual Meeting, each shareholder of record on the Record Date shall be entitled to one vote on all matters. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum to vote on all matters other than the election of directors.  The Proxy Statement, the attached Notice of Meeting, the enclosed proxy card and the Company’s Form 10K for the fiscal year ended September 30, 2008 are being mailed to shareholders on or about January 28, 2009.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY.

By Order of the Board of Directors

/s/ Alan B. Levin
Alan B. Levin
Secretary

Boca Raton, Florida
January 28, 2009

NATIONAL HOLDINGS CORPORATION
120 Broadway, 27th Floor
New York, New York 10271

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 16, 2009

General

The enclosed proxy is solicited on behalf of the Board of Directors of National Holdings Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on March 16, 2009, and any adjournment or postponement thereof.  The Annual Meeting will be held at 10:00 A.M. (local time) at the Renaissance Boca Raton Hotel located at 2000 NW 19th Street, Boca Raton, FL 33431 in the Allamanda Meeting Room. (PH) 561-368-5252.  This Proxy Statement, the enclosed proxy card and the Company’s Form 10K for the fiscal year ended September 30, 2008 are being mailed on or about January 28, 2009 to shareholders entitled to vote at the meeting.

Record Date and Voting Shares

The close of business on January 16, 2009 has been fixed as the record date (the “Record Date”) for determining the shareholders of record entitled to notice of and to vote at the Annual Meeting.  At the close of business on the Record Date, there were outstanding and entitled to vote 16,421,538 shares of Common Stock, $.02 par value (the “Common Stock”) and 37,550 shares of Series A Convertible Preferred Stock, $.01 par value (the “Series A Preferred Stock”).  Each share of Series A Preferred Stock is convertible into Common Stock at the current conversion price of $1.25 per share.  The holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted at the Record Date.  Accordingly, as of the Record Date, there were 19,425,538 shares entitled to vote, consisting of 16,421,538 shares of Common Stock outstanding and 3,004,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock.  Each share of Common Stock entitles the holder thereof to one vote upon any proposal submitted for a vote at the Annual Meeting.

Directors are elected by a plurality of the votes, which means that the nominee who receives the largest number of properly executed votes will be elected as a director.  Shares that are represented by proxies that are marked “withhold authority” for the election of the director nominee will not be counted in determining the number of votes cast for that person.  Any other matters properly considered at the meeting will be determined by a majority of the votes cast.

Voting of Proxies

Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no instruction is indicated on the Proxy, the shares of Common Stock represented thereby will be voted: (i) FOR the election of the Class II Directors for a term ending in 2012; (ii) FOR the ratification of the appointment of Sherb & Co., LLP as our independent public accountants for the year ending September 30, 2009; and (iii) at the discretion of the person or persons voting the Proxy, with respect to any other matter that may properly be brought before the Meeting.  The execution of a Proxy will in no way affect a shareholder's right to attend the Meeting and vote in person.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will not be considered as voting with respect to that matter.  The Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

Revocation of Proxies

You may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at 3010 North Military Trail, Suite 300, Boca Raton, FL 33431, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

If any shareholder is unable to attend the Annual Meeting, such shareholder may vote by proxy.  If a proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified in the proxy, unless it is properly revoked prior thereto.  Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the meeting and will determine whether or not a quorum is present.   The holders of a majority of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to the shareholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, the Company shall reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company.  No additional compensation will be paid to these individuals for any such services.  Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Shareholder Proposals for 2010 Annual Meeting

Any shareholder who intends to present a proposal at the Company's 2010 Annual Meeting of Shareholders must ensure that the proposal is received by the Corporate Secretary 3010 North Military Trail, Suite 300, Boca Raton, FL 33431:

•	not later than September 29, 2009, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•
on or after December 17, 2009, and on or before December 24, 2009, if the proposal is submitted pursuant to the Company’s by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws.

Dissenters’ Right of Appraisal

Under Delaware law, shareholders are not entitled to dissenters’ rights on any proposal referred to herein.

Householding of Proxy Materials

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to: National Holdings Corporation, 3010 North Military Trail, Suite 300, Boca Raton, FL 33431, Attention: Secretary. Requests may also be made by calling the Secretary at (561) 981-1007.

Security Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table sets forth certain information with respect to persons known by the management of the Company to own beneficially more than five percent (5%) of the voting securities of the Company as of January 16, 2009:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Marshall S. Geller c/o St. Cloud Capital Partners, L.P. 10866 Wilshire Boulevard, Suite 1450 Los Angeles, CA 90024	6,641,383 (2)	31.63%
Mark Goldwasser 120 Broadway, 27th Floor New York, NY 10271	1,620,723 (3)	9.02
Leonard J. Sokolow 3010 North Military Trail, Suite 300 Boca Raton, FL 33431	1,379,123 (4)	8.13%
Triage Partners LLC 90 Park Avenue, 39th Floor New York, NY 10016	1,055,534 (5)	6.11%
Strategic Turnaround Equity Partners, LP c/o Galloway Capital Management, LLC 720 Fifth Avenue, 10th Floor New York, NY 10019	880,625 (6)	5.36%
Bedford Oak Advisors, LLC 100 South Bedford Road Mt. Kisco, NY 10549	1,154,511 (7)	7.00%
DellaCamera Capital Management, LLC 200 Park Avenue, Suite 3300 New York, NY 10166	951,742 (8)	5.73%
Timothy E. Mahoney 68 Cayman Place Palm Beach Gardens, FL	963,201 (9)	5.79%

(1)	All securities are beneficially owned directly by the persons listed on the table (except as otherwise indicated).

(2)
Includes 2,004,083 shares, 3,375,000 shares issuable upon conversion of notes and 1,161,250 shares issuable upon exercise of warrants owned indirectly through St. Cloud Capital Partners, L.P. and affiliates, and 40,000 shares issuable upon exercise of vested stock options.  Mr. Geller disclaims beneficial ownership of the securities owned by St. Cloud Capital Partners, L.P. and affiliates.

(3)
Includes 856,480 shares issuable upon conversion of 10,706 shares of Series A Preferred Stock owned indirectly through One Clark LLC, 20,425 shares owned by direct family members and 683,250 shares issuable upon exercise of vested stock options.

(4)
Includes 31,110 shares held by or on behalf of Mr. Sokolow’s sons, 1,763 shares held by Mr. Sokolow and his wife as joint tenants and 547,500 shares issuable upon exercise of vested stock options.  Mr. Sokolow disclaims beneficial ownership of the shares held by his sons.

(5)	Includes 856,560 shares issuable upon conversion of 10,707 shares of Series A Preferred Stock.

(6)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13D/A filed September 12, 2007.

(7)	Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed February 15, 2008 and includes 62,500 shares issuable upon exercise of warrants.

(8)
Includes shares owned directly and indirectly as provided in information filed with the SEC in a Schedule 13G filed on February 14, 2008, which includes 197,250 shares issuable upon conversion of 2,469 shares of Series A preferred stock.

(9)	Includes 210,000 shares issuable upon exercise of vested stock options and 304,500 shares of common stock issued in the name of Highland Group Holdings, Inc.

Security Ownership of Management

The following information is furnished as of January 16, 2009 as to each class of equity securities of the Company beneficially owned by all directors and named executive officers of the Company:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Mark Goldwasser – Chairman, Chief Executive Officer and Director	1,620,723 (1)	9.02%
Leonard J. Sokolow – Vice Chairman, President and Director	1,379,123 (2)	8.13%
Christopher C. Dewey – Vice Chairman and Director	715,674 (3)	4.28%
Marshall S. Geller – Director	6,641,383 (4)	31.63%
Robert W. Lautz, Jr. – Director	10,000 (5)	0.06%
Charles R. Modica – Director	38,000 (6)	0.23%
Jorge A. Ortega – Director	38,000 (6)	0.23%
Alan B. Levin – Chief Financial Officer and Secretary	183,150 (7)	1.10%
Brian Friedman – Executive Vice President	175,000 (8)	1.06%
Jonathan C. Rich – Executive Vice President	113,400 (9)	0.69%
William L. Groeneveld – President of vFinance Investments and Equity Station, and Head Trader at vFinance Investments	90,432 (10)	0.55%
All executive officers and directors of the Company as a group (eleven persons)	11,004,885 (11)	45.82%

(1)
Includes 856,480 shares issuable upon conversion of 10,706 shares of Series A Preferred Stock owned indirectly through One Clark LLC, 20,425 shares owned by direct family members and 683,250 shares issuable upon exercise of vested stock options.

(2)
Includes 31,110 shares held by or on behalf of Mr. Sokolow’s sons, 1,763 shares held by Mr. Sokolow and his wife as joint tenants and 547,500 shares issuable upon exercise of vested stock options.  Mr. Sokolow disclaims beneficial ownership of the shares held by his sons.

(3)
Includes 25,000 shares owned by Mr. Dewey’s daughters, 125,000 shares issuable upon exercise of warrants and 192,500 shares issuable upon exercise of vested stock options.  Mr. Dewey disclaims beneficial ownership of the securities owned by his daughters.

(4)
Includes disclaims beneficial ownership of the securities owned by St. Cloud Capital Partners, L.P.  2,004,083 shares, 3,375,000 shares issuable upon conversion of notes and 1,161,250 shares issuable upon exercise of warrants owned indirectly through St. Cloud Capital Partners, L.P. and affiliates, and 40,000 shares issuable upon exercise of vested stock options.  Mr. Geller disclaims beneficial ownership of the securities owned by St. Cloud Capital Partners, L.P. and affiliates.

(5)	Includes 10,000 shares issuable upon exercise of vested stock options.

(6)	Includes 38,000 shares issuable upon exercise of vested stock options.

(7)	Includes 167,650 shares issuable upon exercise of vested stock options.

(8)	Includes 165,000 shares issuable upon exercise of vested stock options.

(9)	Includes 113,400 shares issuable upon exercise of vested stock options.

(10)	Includes 83,432 shares issuable upon exercise of vested stock options.

(11)
Includes 856,480 shares issuable upon conversion of 10,706 shares of Series A Preferred Stock, 2,078,732  shares issuable upon exercise of vested stock options, 3,375,000 shares issuable upon conversion of convertible notes and 1,286,250 shares issuable upon exercise of warrants.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven (7) members and is divided into three (3) classes, one class of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class have been elected and qualified.  A majority of the Board of Directors is comprised of independent directors.  The nominees to serve as Class II Directors of the Board of Directors are set forth below and each has consented to being named in this proxy statement and has agreed to serve if elected.  The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below.  In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy.  In the event that additional persons are nominated for election as a director, the proxy holders intend to vote all proxies received by them for the nominees listed below.  As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Each shareholder will be entitled to one (1) vote for each share of Common Stock held as of the Record Date.  Shares represented by your proxy will be voted in accordance with your direction as to the election as a director of the person listed below as a nominee.  In the absence of direction, the shares represented by your proxy will be voted FOR such election.  Election requires the affirmative vote by the holders of a majority of the Common Stock voting at the Annual Meeting.

Nominees for Director

			Class and Year
		Director	In Which Term
Name	Age	Since	Will Expire
Charles R. Modica (2)(3)	59	2008	Class II, 2012
Jorge A. Ortega (1)	44	2008	Class II, 2012

Directors Continuing in Office

			Class and Year
		Director	In Which Term
Name	Age	Since	Will Expire
Mark Goldwasser (1)	50	2001	Class III, 2010
Leonard J. Sokolow (2)	52	2008	Class III, 2010
Robert W. Lautz, Jr. (2)	60	2008	Class III, 2010
Marshall S. Geller (1)(3)	69	2006	Class I, 2011
Christopher C. Dewey (3)	64	2006	Class I, 2011

(1)	Member of Governance Committee
(2)	Member of Audit Committee
(3)	Member of Compensation Committee

Set forth below is the principal occupations of each director during the past five (5) years.

Mark Goldwasser has served as a director of National since December 28, 2001.  Mr. Goldwasser joined National in June 2000.  Mr. Goldwasser was named President in August 2000, Chief Executive Officer in December 2001 and Chairman in April 2005.  Prior to joining National, Mr. Goldwasser was the Global High Yield Sales Manager at ING Barings from 1997 to 2000.  From 1995 to 1997, Mr. Goldwasser was the Managing Director of High Yield Sales at Schroders & Co., and from 1991 to 1995, the Vice President of Institutional High Yield Sales at Lazard Freres & Co.  From 1984 to 1991, Mr. Goldwasser served as the Associate Director of Institutional Convertible Sales and Institutional High Yield Sales at Bear Stearns & Co., Inc.  From 1982 to 1984, Mr. Goldwasser was a Floor member of the New York Mercantile Exchange (NYMEX) and the Commodity Center (COMEX).  Mr. Goldwasser received his B.A. with Honors from the University of Capetown in 1979.

Leonard J. Sokolow has been the chairman of the board of directors of vFinance since January 1, 2007, one of its directors since November 8, 1997 and its Chief Executive Officer since November 8, 1999.  Since July 1, 2007, Mr. Sokolow has been a director, Vice Chairman and President of National .  From January 5, 2001 through December 31, 2006, Mr. Sokolow was President of vFinance.  From November 8, 1999 through January 4, 2001, Mr. Sokolow was Vice Chairman of vFinance's board of directors.  Since September 1996, Mr. Sokolow has been President of Union Atlantic LC, a merchant banking and strategic consulting firm specializing domestically and internationally in technology industries that is a wholly owned subsidiary of vFinance.  Union Atlantic LC has been inactive since September 16, 2005.  Since August 1993, Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business-consulting firm. Genesis Partners, Inc. has been inactive since December 31, 2002.  From August 1994 through December 1998, Mr. Sokolow was the Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a public closed-end management investment company (AGRO.PK).  Mr. Sokolow received his B.A. degree in Economics from the University of Florida in 1977, a J.D. degree from the University of Florida Levin College of Law in 1980 and an LL.M. degree in Taxation from the New York University Graduate School of Law in 1982. Mr. Sokolow is a member of the Florida Bar and a Certified Public Accountant.  He is also a director of Consolidated Water Co. Ltd. (NasdaqGS: CWCO) and Chairman of its audit committee, a position he has held since May 2006.

Marshall S. Geller has served as a director of National since January 11, 2006.  Mr. Geller is Founder and Senior Managing Director of St. Cloud Capital, a Los Angeles based private equity fund formed in December 2001.    Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as Senior Managing Director for Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East.  Currently he serves as a director on the boards of 1st Century Bank N.A. (NasdaqCM:FCTY), California Pizza Kitchen (NasdaqGS: CPKI), GP Strategies Corporation (NYSE.GPX) and Guidance Software, Inc. (NasdaqGM:GUID).  Mr. Geller is also on the Board of Governors of Cedars Sinai Medical Center, Los Angeles, and serves on the Dean’s Advisory Council for the College of Business & Economics at California State University, Los Angeles, and has been appointed as a Commissioner to the Little Hoover Commission, an independent California state oversight agency.  Mr. Geller graduated from California State University, Los Angeles, with a BS in Business Administration.

Christopher C. Dewey has served as a director of National since December 27, 2006.  From 1993 to prior to joining National, Mr. Dewey served as Executive Vice President of Jefferies & Company, Inc.  Prior to joining Jefferies & Company, Inc., Mr. Dewey was a partner of Merrion Group (1990-1993) and Bear Stearns (1979-1990).  Mr. Dewey currently serves as a director of Mako Surgical Corp. (NasdaqGM: MAKO).  Mr. Dewey earned an M.B.A. from the Wharton School in 1987.

Robert W. Lautz, Jr. has served as a director of National since July 1, 2008.  Mr. Lautz has served as a Managing Director of St. Cloud Capital, a Los Angeles based private equity fund formed, since December 2001.   Mr. Lautz was formerly the Chairman of REO.com, the nations leading Internet-based sales mechanism for bank foreclosed properties. Prior to that he served as the CEO of ListingLink, the original Internet-based residential property multiple listing service. Mr. Lautz formed and was Chairman and CEO of Indenet, Inc., a Nasdaq listed private satellite-based network that delivered digital advertisements and programming to the 3000+ national broadcast and cable television networks. From 1994 to 1997, he built Indenet from a public shell with $4 million in cash to a company with over $50 million in revenue, $120 million in market value and 650 employees in 19 facilities around the world. Mr. Lautz also owned and operated Peerless Capital, a venture capital business which invested in various management led leveraged buyouts and private equity transactions. Mr. Lautz began his career within Citibank's Operating Group where he rose to become the Senior Financial Officer, responsible for all financial functions and strategic planning for his division. He currently serves on the board of directors of Compact Power, Inc., Security Contractor Services, Inc., MEDirect Latino, Inc. (MLTO.PK), and SecureOne Data Solutions, LLC, and as a board observer for XLNT Veterinary Care, Inc. Mr. Lautz earned a Master's degree from the American Graduate School of International Management (Thunderbird), and a BS in Business Administration from Miami University in Oxford, Ohio.

Charles R. Modica has served as a director of National since July 1, 2008.  He had been a director of vFinance since January 3, 2007.  Mr. Modica has served as Chairman of the Board of Trustees and Chancellor of St. George's University located in Grenada, West Indies, since founding the university as a School of Medicine in 1976. He has served on the Board of Trustees of Barry University, Miami, Florida, since 1983, and as Chairman of such Board of Trustees from 1997 - 2001.  Additionally, he served on the Board of Trustees of Rosarian Academy, West Palm Beach, Florida, from 1995 to 2001, and as Chairman of such Board of Trustees from 1998 to 2001. Mr. Modica also has served on the Board of Trustees of WXEL Public Radio and Television of Florida since 1998. Mr. Modica received his B.S. degree in Biology from Bethany College in 1970 and his J.D. degree from the Delaware Law School in 1975.

Jorge A. Ortega has served as a director of National since July 1, 2008.  He had been a director of vFinance since June 6, 2007.  Mr. Ortega has served as President of The Jeffrey Group, Inc., a marketing, communications and public relations consulting firm since February 2005.  From October 1991 to January 2005, Mr. Ortega was Managing Director of Burson-Marsteller, LLC, a global public relations and public affairs firm. Mr. Ortega received his B.A. degree in Business Administration from The American University in 1985.

Corporate Governance

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Delaware Business Corporation Act and the Company’s Certificate of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the National Holdings Corporation Code of Ethics and Business Conduct (the “Code of Conduct”), a code of conduct that applies to our directors, officers and employees. The Code of Conduct was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and is publicly available on the SEC’s website at www.sec.gov. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct to our directors or executive officers, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

Meetings and Committees of the Board of Directors and Corporate Governance Matters

During the fiscal year ended September 30, 2008, the Company’s Board of Directors met or acted by unanimous written consent a total of 11 times.  Each director attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and committees on which he served during the time he served as a director.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, and a Governance Committee, all the members of which, with the exception of Messrs. Goldwasser, Sokolow and Dewey, are independent, as defined by SEC rules.

Director Qualifications.  The Board of Directors does not currently have a nominating committee, as the Company believes that having the full Board deliberate the nomination process is in the Company’s best interest.  Board of Director nominations are recommended by the directors, which has recommended the nominees named above for election at the 2009 Annual Meeting.  In making its nominations, the Board of Director identifies candidates who meet the current challenges and needs of the Board of Directors.  In determining whether it is appropriate to add or remove individuals, the Board of Directors will consider issues of judgment, diversity, age, skills, background and experience.  In making such decisions, the Board of Directors considers, among other things, an individual’s business experience, industry experience, financial background and experiences.  The Board of Directors also considers the independence, financial literacy and financial expertise standards required by our Board of Directors committees’ charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director.   In the event that vacancies are anticipated or otherwise arise, the Board of Directors considers various potential candidates for director.  Candidates may come to the attention of the Board through current directors, professional search firms engaged by us, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Board of Directors and may be considered at any point during the year.

Shareholder Nominees.   Candidates for director recommended by shareholders will be considered by the Board of Directors. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and us within the last three years, including stockholdings in us, and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the Board of Directors at the address listed on page nine of this proxy statement.

The Board of Directors will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above.  All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Board of Directors.

Audit Committee

The Audit Committee currently consists of Leonard J. Sokolow, Robert W. Lautz, Jr. and Charles R. Modica.  Messrs. Lautz and Modica are “independent” as defined in SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 4200 of the Nasdaq Market Place Rules ..

On January 22, 2003, the Board adopted a charter for the Audit Committee, as amended and restated on January 12, 2004 and January 27, 2009, a copy of which is available on our website, www.nationalsecurities.com.  The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has the power and authority to engage the independent public accountants, reviews the preparations for and the scope of the audit of the Company’s annual financial statements, reviews drafts of the statements and monitors the functioning of the Company’s accounting and internal control systems through discussions with representatives of management and the independent public accountants.

Under SEC rules, companies are required to disclose whether their audit committees have an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934 and whether that expert is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.  The Board of Directors has determined that Mr. Sokolow is a “financial expert” but not “independent” under SEC Rule 10A-3 under the Exchange Act and Rule 4200 of the Nasdaq Market Place rules. The Audit Committee meets quarterly and on an on-needed basis.  The Committee met four times during the year ended September 30, 2008.  Mr. Sokolow has been the Chairman of the Audit Committee since the July 1, 2008 merger with vFinance, Inc.  Prior to the merger, Gary Rosenberg, an independent director, was Chairman and a financial expert of the committee.  Mr. Rosenberg resigned from the Company in connection with the merger with vFinance.

The Audit Committee has submitted the following report:

On December 26, 2008, the Audit Committee met to review the results of the fiscal year 2008 audit.  The Audit Committee reviewed the Company's audited financial statements as of and for the fiscal year ended September 30, 2008 with management and the Company's independent public accountants, Sherb & Co., LLP.  This review included the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as issued and amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.  The Audit Committee discussed with Sherb & Co., LLP their independence from management and from the Company, and has received the written disclosures and the letter required by Independent Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T from Sherb & Co., LLP confirming their independence.

Based on the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended September 30, 2008 be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Audit Committee:
Leonard J. Sokolow
Robert W. Lautz, Jr.
Charles R. Modica

Compensation Committee

The Company’s Compensation Committee currently consists of Marshall S. Geller, Christopher C. Dewey and Charles R. Modica.  Messrs. Geller and Modica are considered to be “independent.”  Mr. Dewey is not considered to be “independent” under SEC Rule 10A-3 under the Exchange Act and Rule 4200 of the Nasdaq Market Place rules .  On January 12, 2004, the Compensation Committee adopted a formal Compensation Committee Charter, as amended and restated on January 27, 2009, which contains a detailed description of the committee's duties and responsibilities, a copy of which is available on our website, www.nationalsecurities.com.  The Compensation Committee meets annually and on an on-needed basis.  The Committee met two times during the year ended September 30, 2008.

Governance Committee

The Governance Committee currently consists of Mark Goldwasser, Marshall S. Geller and Jorge A. Ortega.  Messrs. Geller and Ortega are considered to be “independent.”  Mr. Goldwasser is not considered to be “independent” as defined in SEC Rule 10A-3 under the Exchange Act and Rule 4200 of the Nasdaq Market Place rules.  The Governance Committee was created with certain duties and responsibilities, including setting the Company’s trading policy, monitoring Sarbanes-Oxley matters, resolving Board conflicts and/or such other duties and responsibilities as set forth in the Corporate Governance Committee charter. The Governance Committee meets on an on-needed basis.  The Committee did not meet during the year ended September 30, 2008.

Prior to the July 1, 2008 merger with vFinance, Inc., Gary Rosenberg, Norman Kurlan and Robert Rosan were independent directors and served on the Company’s various committees.  Each resigned effective July 1, 2008 in connection with the merger with vFinance, Inc.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships existed between any members of the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company during the fiscal year ended September 30, 2008, nor has any such interlocking relationship existed in the past.

Procedures for Shareholder Communications to Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary
Attention: Board of Directors
3010 North Military Trail Suite 300
Boca Raton, FL 33431

Director Attendance Policy

Attendance of directors at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are encouraged to attend annual meetings of shareholders; however, attendance is not mandatory.  All of the Company’s directors attended the last annual meeting of shareholders, which was held in March 2008.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS A DIRECTOR OF THE COMPANY.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, acting on the recommendation of the Audit Committee, has appointed Sherb & Co., LLP (“Sherb & Co.”), as the independent public accountants for the Company for the fiscal year ending September 30, 2009.  The Board of Directors requests that the shareholders ratify the appointment.  If the shareholders do not ratify the appointment, the Board of Directors will consider the selection of another public accounting firm for fiscal year 2009 and future years.  One or more representatives of Sherb & Co. may attend the Annual Meeting and, if so, will have an opportunity to make a statement if they so desire, and would be available to answer questions.

On October 14, 2008, the Company”, upon the recommendation and approval of its Audit Committee, elected to dismiss Marcum & Kliegman, LLP (“Marcum & Kliegman”) as the Company’s independent public accounting firm.  The reports of Marcum & Kliegman on the Company’s financial statements for the fiscal years ended September 30, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended September 30, 2007 and 2006, and through October 14, 2008, there were no disagreements with Marcum & Kliegman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to Marcum & Kliegman’s satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such years.  During the fiscal years ended September 30, 2007 and 2006, and through October 14, 2008, there have been no “reportable” events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

On October 14, 2008, the Audit Committee approved the appointment of Sherb & Co. as the Company’s independent public accounting firm.  During the Company’s fiscal years ended September 30, 2007 and 2006 and through October 14, 2008, no one acting on behalf of the Company has consulted Sherb & Co. regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event, as defined in Item 304(a) of Regulation S-K.

Sherb & Co. was previously the independent public accounting firm of vFinance prior to its July 1, 2008 merger with the Company.

Audit Fees. Fees for services performed by Marcum & Kliegman during fiscal years 2008 and 2007 relating to the audit of our consolidated annual financial statements, the review of our consolidated quarterly financial statements included in our Forms 10-Q and preparation of Federal and state income tax returns were $255,000 and $235,000, respectively.

Audit-Related Fees. “Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” mentioned above. There were no such fees paid in fiscal years 2008 or 2007.

Tax Fees. The fees billed in fiscal years 2008 and 2007 for tax compliance, tax advice or tax planning are included in Audit Fees above.

All Other Fees. Fees for services performed by Marcum & Kliegman LLP / Sherb & Co., LLP during fiscal years 2008 and 2007 relating to the Company’s registration statement and merger were $30,000 and $31,500, respectively.

During the 12 month period ended September 30, 2008, vFinance paid Sherb & Co. a total of $111,000 consisting of audit fees, audit-related fees, tax fees and all other accounting related fees.

Pre-Approval Policies

Pursuant to the rules and regulations of the SEC, before the Company’s independent public accountant is engaged to render audit or non-audit services, the engagement must be approved by the Company’s audit committee or entered into pursuant to the committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority of the shares present, or represented, and entitled to vote at the Annual Meeting is needed to ratify the appointment of Sherb & Co., LLP as the Company's independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF SHERB & CO., LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY IN FISCAL YEAR 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this Proxy Statement with respect to the compensation paid to our Named Executive Officers.  Their compensation is detailed in the tables that follow this Compensation Discussion and Analysis.  Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the Named Executive Officers during the fiscal year ended September 30, 2008.

The Compensation Committee of our Board of Directors has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of the Board of Directors and management, and that ensure the fair and consistent administration of our compensation program.  The Compensation Committee makes recommendations to the full Board for approval relating to the total compensation to be paid to the Named Executive Officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

Philosophy and Objectives of Our Compensation Program

The primary objectives of the Compensation Committee are to ensure that our executive compensation and benefits programs are structured to: attract and retain executive talent by offering compensation that is competitive with pay at other companies of a similar size in the same or similar industries; safeguard our interests and the interests of our shareholders; and cost-efficient and fair to our employees, management and shareholders.

Our Compensation Committee believes that an effective compensation program is one that provides certain incentives, while also providing a reasonable level of security to the Named Executive Officers through competitive base salaries and bonus opportunities.  To this end, our executive compensation reflects a balance of cash and non-cash compensation.  The Compensation Committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance. Our incentive plans reward performance with time-based vesting in order to assist in employee retention.

Committee Purposes and Responsibilities

The Committee carries out the duties and responsibilities set forth below.  These functions serve as a guide with the understanding that the committee may determine to carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal, or other conditions.  The committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors, from time to time, related to the purposes of the Committee.

In discharging its oversight role, the committee is empowered to study or investigate any matter of interest or concern that the committee deems appropriate and shall have the sole authority to retain, without seeking Board approval, outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention.

Setting Compensation for Executive Officers and Directors

•	Establish and review the overall compensation philosophy of the Company.

•
Review and approve the Company's corporate goals and objectives relevant to the Chief Executive Officer and President and other executive officers' compensation, including annual performance objectives.

•
Evaluate the performance of the Chief Executive Officer and President and other executive officers in light of those goals and objectives and, based on such evaluation, review and approve the annual salary, bonus, stock options, and other benefits, direct and indirect, of such officers.

•
In determining the long-term incentive component of compensation for the Chief Executive Officer and President and other executive officers, the Committee considers the Company's performance and relative shareholder return, the value of similar incentive awards to the Chief Executive Officer and President and other executive officers at comparable companies, and the awards given to the Company's Chief Executive Officer and President and other executive officers in past years. The Committee is not precluded from approving awards (with the ratification of the Board of Directors) as may be required to comply with applicable tax laws, such as Rule 162(m) of the Internal Revenue Code.

•
In connection with executive compensation programs: (a) review and recommend to the full Board of Directors, or approve, new executive compensation programs; (b) review on a periodic basis the operations of the Company's executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes; (c) establish and periodically review policies for the administration of executive compensation programs; and (d) take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance.

•	Establish and periodically review policies in the area of senior management perquisites.

•	Consider policies and procedures pertaining to expense accounts of senior executives.

•	Review and recommend to the full Board of Directors compensation of directors as well as directors and officers indemnification and insurance matters.

•
Review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment contracts, change-in-control, severance, or termination arrangements, and loans to employees made or guaranteed by the Company.

Monitoring Incentive and Equity-Based Compensation Plans

•
Review and make recommendations to the Board of Directors with respect to the Company's incentive-compensation plans and equity-based plans, and review the activities of the individuals responsible for administering those plans.

•	Review and approve all equity compensation plans of the Company that are not otherwise subject to the approval of the Company's shareholders.

•	Review and make recommendations to the full Board of Directors, or approve all awards of shares or share options pursuant to the Company's equity-based plans.

•	Monitor compliance by executives with the rules and guidelines of the Company's equity-based plans.

•
Select, retain, and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee. In that connection, in the event the Committee retains a compensation consultant, the Committee shall have the sole authority to approve such consultant's fees and other retention terms.

Role of Executive Officers in Compensation Decisions

Our compensation committee makes all determinations affecting the compensation for our Named Executive Officers, including our Chief Executive Officer and President, and recommends those determinations to the full Board of Directors for approval.  Our Chief Executive Officer and President may attend meetings of the committee as a non-voting advisory member, except that they are not present for any discussion of their own compensation.  The compensation committee receives and carefully considers our Chief Executive Officer's and President’s evaluations of all Named Executive Officers other than themselves, as well as their recommendations with respect to all components of compensation of the other Named Executive Officers.  The committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by our Chief Executive Officer and President, although historically the committee has given significant weight to the recommendations of our Chief Executive Officer and President with respect to the other Named Executive Officers.

Principal Elements of our 2008 Compensation Program

The principal elements of compensation for our Named Executive Officers during fiscal 2008 were as follows:

•	base salary;
•	brokerage commissions;
•	incentive bonus;
•	equity awards;
•	corporate finance compensation; and
•	other compensation.

Base Salary.   Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies.  We seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals.  Base salaries are generally reviewed annually, subject to terms of employment agreements, and our compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Brokerage Commissions.   If the executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions with respect to customer accounts for which such individuals were the designated account representatives. We believe this form of additional compensation creates incentives for our executives.

Incentive Bonus.   The Company has previously adopted on an annual basis an incentive bonus plan that must be approved annually by the compensation committee that rewards senior management for their performance in building revenues and shareholder value of the Company and acts as an incentive to continue to improve performance.  The most recent plan adopted by the compensation committee was for fiscal year 2007, that provided for a bonus pool to be funded from 20% of the Company’s consolidated net income for fiscal year 2007, provided however that in no event would such bonus pool create or increase a loss attributable to common shareholders.  No incentive bonus plan was approved for fiscal year 2008 and none has yet been approved for fiscal year 2009.  Upon approval of a bonus plan, the Chief Executive Officer of the Company is authorized to distribute bonuses to senior management in such allocations to such persons as he reasonably deems to have contributed to the Company’s performance.

Equity Awards.   We also use stock options and other stock-based awards to reward long-term performance.  We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success.  The Compensation Committee and Board develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Equity awards were granted through the 2006 Stock Option Plan, which was adopted by our shareholders in March 2006.  The 2006 Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that options may not be granted after December 31, 2015.  The 2008 Stock Option Plan was adopted by our shareholders in March 2008.  The 2008 Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that options may not be granted after March 31, 2018.  The plan is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code and is administered by our Compensation Committee.  To the extent permitted under the provisions of the plan, the Compensation Committee has authority to determine the selection of participants, allotment of shares, price, vesting period and other conditions of awards.

Corporate Finance Compensation.   As part of our corporate finance compensation, the Company generally receives underwriter or placement agent warrants exercisable to purchase securities similar to those sold to the public by the companies whose offerings we underwrite or privately place.  The warrants generally have a five-year expiration date, are subject to a restriction period and the exercise price is typically 100 percent to 120 percent of the price at which the securities are initially sold to the public.  The Company’s senior officers and members of its corporate finance department are entitled to a portion of the underwriter or placement agent warrants received in the course of the Company’s corporate finance activities.  Such warrants are allocated in part based upon the individual’s contribution to both the Company’s overall business activities and the particular corporate finance transaction in which they are issued.

Other Compensation.   We have established and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers.

Compensation Committee Report

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Committee is responsible for reviewing and approving the compensation of the Company's Chief Executive Officer and recommending to the Board of Directors the compensation of the Company's other officers and the Company’s chairman, consistent with employment contracts, where appropriate. The Committee believes the compensation paid to the Company’s Executive Officers is competitive with companies within its industry that are comparable in size and by companies outside the industry with which the Company competes for executive talent.

The Company has a compensation program that consists of salary and performance bonus (that are generally reviewed annually) and stock options.  For the fiscal year ended September 30, 2007, the Compensation Committee approved a bonus pool, whereby 20% of the Company’s net income was paid as a bonus to certain members of the Company’s senior management.  It is anticipated that a similar bonus pool plan will be recommended by the Compensation Committee, and approved by the Company’s Board of Directors, for the fiscal year ending September 30, 2008.  The overall executive compensation philosophy is based upon the premise that compensation should be aligned with and support the Company's business strategy and long-term goals.  The Company believes it is essential to maintain an executive compensation program that provides overall compensation competitive with that paid executives with comparable qualifications and experience.  This is critical to attract and retain competent executives.

Annual cash bonuses are determined by the Compensation Committee.  Stock options may be granted to key employees of the Company pursuant to the Company's stock option plan that provides additional incentive to maximize shareholder value.  The plans may also utilize vesting periods to encourage option recipients to continue in the employ of the Company.  The Company grants stock options to its officers, directors, employees, investment executives and consultants.

The Compensation Committee regularly evaluates its policies with respect to executive compensation.  The Compensation Committee believes that a combination of salary, commissions, as applicable, bonus, and stock options provides a mix of short and long-term rewards necessary to attract motivate and retain an excellent management team.

The Company intends to comply with the requirements of Section 162 (m) of the Internal Revenue Code of 1986 for the fiscal year 2008.

Compensation of the Chief Executive Officer and President.  On July 1, 2008, concurrent with the closing of the merger of the Company and vFinance, Inc., Messrs. Goldwasser and Sokolow each entered into substantially identical five-year employment agreements with us, pursuant to which Mr. Goldwasser is employed by us as Chairman and Chief Executive Officer and Mr. Sokolow is employed by us as Vice Chairman and President. Under the terms of the employment agreements, Messrs. Goldwasser and Sokolow will each receive an annual base salary of $450,000, which will increase 5% per year, and a non-accountable automobile expense allowance of $1,000 per month. In addition, each of them will be entitled to receive on a fiscal year basis a cash bonus determined in the discretion of our Compensation Committee of not less than: (i) $225,000, (ii) 5% of our fiscal year consolidated net income in excess of $4.5 million, up to 100% of the difference between their then current base salaries and $225,000 and (iii) such additional bonuses as the board of directors may determine based upon the Board's assessment of their performance in the following areas: revenue growth, new business development, investor relations, communications with the board of directors, and special projects as assigned by the board of directors.

Each employment agreement terminates upon the earliest to occur of: (i) the death of the employee; (ii) a termination by National by reason of the disability of the employee; (iii) a termination by National with or without cause; (iv) a termination by the employee with or without good reason; (v) upon a "Change in Control" (as defined in the employment agreements); or (vi) the non-renewal of the agreement. Upon the termination due to the death or disability of the employee, by National without cause, by the employee with good reason, (upon a "Change of Control") or upon the expiration of the employment agreement if National or the employee refuses to extend the term of the employment agreement, the employee will be entitled to: (i) any accrued but unpaid salary or bonus or unreimbursed expenses; (ii) any bonus payable for the portion of the fiscal year during which the termination occurs; (iii) 100% of the employee's base salary (150% in the event of termination by National without cause or by the employee with good reason); (iv) the continuation of health benefits until the earlier of (a) 18 months after termination and (b) the date the employee accepts other employment; and (v) all unvested options granted pursuant to the employment agreements will become immediately vested and be exercisable for a period of nine months.

Pursuant to each employment agreement, each of Messrs. Goldwasser and Sokolow were granted non-qualified stock options to purchase 1,000,000 shares of National's common stock at an exercise price of $1.64 per share, which was equal to the average of the 10-day closing market price of National's common stock prior to the Effective Date. The options vested 25% upon the date of grant and become exercisable as to 25% of the shares underlying the options on the second, third and fourth anniversaries of the date of grant. The options expire seven years from the effective date of the Merger.

Compensation Committee:
Marshall S. Geller
Christopher C. Dewey
Charles R. Modica

Executive Officers

The following sets forth information as to persons who serve as our executive officers as of December 31, 2008:

Mark Goldwasser, 50 years old.  Chief Executive Officer and Chairman of the Board.  For information regarding Mr. Goldwasser, see “Proposal 1 – Election of Directors.”

Leonard J. Sokolow, 51 years old.  President and Vice Chairman of the Board.  For information regarding Mr. Sokolow see “Proposal 1 – Election of Directors.”

Christopher C. Dewey, 64 years old.  Vice Chairman of the Board.  For information regarding Mr. Dewey, see “Proposal 1 – Election of Directors.”

Alan B. Levin, 45 years old, has been the Chief Financial Officer since the merger with vFinance, Inc. on July 1, 2008.  Prior to that he served as Chief Financial Officer of vFinance since January 2007.  Prior to that date, he served as its Interim Chief Financial Officer since July 2006 and its Controller since June 2005. Prior to joining vFinance, Mr. Levin served as Chief Financial Officer for United Capital Markets, Inc. from September 2000 to January 2005.  Mr. Levin has over thirteen years experience in the brokerage industry serving as a Financial and Operations Principal and 23 years experience serving in accounting management roles in various industries.  He received a B.S. degree in Economics with a concentration in Accounting from Southern Connecticut State University in New Haven, Connecticut in 1986.

Brian Friedman, 37 years old, has served as an Executive Vice President of National since March 2006.    Mr. Friedman joined National Securities in 1997 as a member of the Corporate Finance Department.  From 1997 until 2001, Mr. Friedman worked primarily in the areas of corporate finance and business development.  From 2001 until present, Mr. Friedman was instrumental in implementing business changes to improve the profitability and business of National.  Mr. Friedman continues to serve as National Securities' Managing Director and Head of Investment Banking.  Prior to joining National, he worked as an associate at Liberty Hampshire, LLC, a boutique investment bank.  Mr. Friedman earned his J.D./M.B.A. in finance at Illinois Institute of Technology's Chicago Kent College of Law and his BA in finance from the University of Iowa.

Jonathan C. Rich, 39 years old, has been the Executive Vice President and Director of Investment Banking of vFinance Investments since July 1, 2005.   Since the Merger, Mr. Rich is serving as an Executive Vice President of vFinance.  From January 15, 2001 through December 30, 2005, Mr. Rich was a Senior Vice President in the Investment Banking division of vFinance Investments.  From April 1, 1997 through January 15, 2001, Mr. Rich was a Vice President and Senior Vice President in the Investment Banking division of First Colonial Securities Group, Inc., a 13 office investment banking and brokerage firm based out of Marlton, New Jersey.  Mr. Rich received his B.A. degree in Political Economy from Tulane University and a J.D./M.B.A. from Fordham University.

William L. Groeneveld, 43 years old, was promoted to President of vFinance Investments in September 2008 and has been Head Trader of vFinance Investments since October 2002. Mr. Groeneveld had been vFinance Investments' Trading Manager from October of 2001 to October 2002.  In addition to his Head Trader duties, Mr. Groeneveld also has been President of Equity Station since March 2006.  Prior to joining vFinance, Mr. Groeneveld was a partner of Program Trading Corp., a registered broker-dealer specializing in algorithmic and "black box" trading, where he was Executive Vice President and Head Trader from 1994 until 2001.  Mr. Groeneveld attended West Virginia University majoring in Aerospace Engineering.

Robert H. Daskal, 67 years old, has served as Vice President Finance since July 1, 2008 and served as Chief Financial Officer and Secretary of the Company since March 2006.  Mr. Daskal served as Acting Chief Financial Officer and Acting Secretary of the Company from January 2002 to March 2006, and served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company from February 1997 through December 2001.  From 1994 to 1997, Mr. Daskal was a director, Executive Vice President and Chief Financial Officer of Inco Homes Corporation, and from 1985 to 1994, Mr. Daskal was a director, Executive Vice President-Finance and Chief Financial Officer of UDC Homes, Inc. (and its predecessors).    Mr. Daskal, a former Tax Partner with Arthur Andersen & Co., became a CPA in Illinois in 1967.  He received his BBA and JD from the University of Michigan in Ann Arbor.

Summary Compensation Table

The following table sets forth the cash compensation paid by the Company to each of its Named Executive Officers during the fiscal years ended September 30, 2008 and 2007:

					Other
				Option	Compensation	Total
Name and Capacity		Salary (1)	Bonus	Awards (2)	(3)	Compensation

Mark Goldwasser	2008	$431,675	$-	$-	$62,800	$494,475
Chairman and Chief	2007	$436,533	$230,000	$109,500	$68,119	$844,152
Executive Officer

Leonard J. Sokolow (4)	2008	$112,950	$-	$-	$3,000	$115,950
President and Vice Chairman

Christopher C. Dewey (5)	2008	$120,000	$-	$-	$-	$120,000
Vice Chairman	2007	$91,000	$56,000	$171,679	$-	$318,679

Alan B. Levin (4)	2008	$45,000	$-	$-	$-	$45,000
Chief Financial Officer
and Secretary

Brian Friedman	2008	$150,000	$-	$-	$25,734	$175,734
Executive Vice President	2007	$213,100	$109,000	$69,114	$-	$391,214

Jonathan C. Rich (4)	2008	$67,868	$-	$-	$-	$67,868
Executive Vice President

William L. Groeneveld (4)	2008	$46,763	$-	$-	$-	$46,763

Robert H. Daskal	2008	$160,000	$-	$-	$21,500	$181,500
Vice President Finance	2007	$160,000	$46,000	$52,458	$-	$258,458

(1)
Amounts include, if any, commissions earned in the normal course of business, fees received for corporate finance services and profit from the sale during the year of the Company’s Common Stock obtained through the exercise of options.

(2)	Represents compensation cost of option awards as described in FAS 123R.

(3)	Represents income realized from the sale of securities received in corporate finance transactions.

(4)	Messrs. Sokolow, Levin, Rich and Groeneveld joined the Company on July 1, 2008.

(5)	Mr. Dewey joined the Company and became an executive officer in December 2006.

Grants of Plan-Based Awards

The following tables present information with respect to the stock options and non-equity incentive compensation granted in the fiscal years ended September 30, 2008 and 2007 to the Named Executive Officers.  There can be no assurance that the Grant Date Fair Value of Option Award will ever be realized by the individual.  The amount of these awards that were expensed is shown in the Summary Compensation Table.

Name	Grant Date	Expiration Date	Number of Securities Underlying Options Granted	Exercise Price	Grand Date Fair Value of Option Award

Mark Goldwasser	03/14/07	03/14/12	50,000	$1.705	$41,500
	08/01/07	08/01/12	57,500	$2.44	68,000
	07/01/08	06/30/15	1,000,000	$1.64	90,000
			1,107,500		$199,500

Leonard J. Sokolow	07/01/08	06/30/15	1,000,000	$1.64	900,000
	07/01/08	12/29/10	210,000	$1.11	150,000
	07/01/08	12/28/11	280,000	$1.50	280,000
			1,490,000		1,330,000

Christopher C. Dewey	12/27/06	12/27/11	150,000	$1.30	$96,400
	03/14/07	03/14/12	30,000	$1.55	25,960
	08/01/07	08/01/12	40,000	$2.22	49,319
			220,000		$171,679

Robert H. Daskal	03/14/07	03/14/12	25,000	$1.55	$21,633
	08/01/07	08/01/12	25,000	$2.22	30,825
			50,000		$52,458

Brian Friedman	03/14/07	03/14/12	30,000	$1.55	$25,960
	08/01/07	08/01/12	35,000	$2.22	43,154
			65,000		$69,114

Alan B. Levin	07/01/08	06/13/10	22,400	$1.29	19,200
	07/01/08	07/23/11	70,000	$1.43	65,000
	07/01/08	12/28/11	70,000	$1.50	70,000
	07/01/08	12/29/10	7,000	$1.11	5,500
			169,400		159,700

Jonathan C. Rich	07/01/08	01/25/10	35,000	$1.80	60,000
	07/01/08	12/29/10	56,000	$1.11	40,000
	07/01/08	10/30/12	91,000	$1.50	78,000
			182,000		178,000

William L. Groeneveld	07/01/08	12/31/09	4,376	$1.86	4,376
	07/01/08	12/29/10	56,000	$1.11	40,000
	07/01/08	12/28/11	3,500	$1.50	3,500
	07/01/08	10/30/12	91,000	$1.50	78,000
			154,876		125,876

(1) Represents compensation cost of option awards as described in FAS 123R.

No options were exercised by the Named Executive Officers in the fiscal years ended September 30, 2008 and 2007.  The values of unexercised options at September 30, 2008 are as follows:

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of September 30, 2008 for each Named Executive Officer.

	Number of Securities
	Underlying Unexercised			Option	Option	Option
	Options at Fiscal Year End			Exercise	Grant	Expiration
Name	Exercisable	Unexercisable		Price	Date	Date

Mark Goldwasser	367,000	-		$1.375	02/14/05	02/14/10
	25,000	25,000	(1)	$1.705	03/14/07	03/14/12
	28,750	28,750	(2)	$2.44	08/01/07	08/01/12
	250,000	750,000	(3)	$1.64	07/01/08	06/30/15

Leonard J. Sokolow	250,000	750,000	(3)	$1.64	07/01/08	06/30/15
	105,000	105,000	(4)	$1.11	07/01/08	12/29/10
	70,000	210,000	(4)	$1.50	07/01/08	12/28/11

Christopher C. Dewey	150,000	-		$1.30	12/27/06	12/27/11
	15,000	15,000	(1)	$1.55	03/14/07	03/14/12
	20,000	20,000	(2)	$2.22	08/01/07	08/01/12

Alan B. Levin	22,400		(4)	$1.29	07/01/08	06/13/10
	70,000	-	(4)	$1.43	07/01/08	07/23/11
	70,000	-	(4)	$1.50	07/01/08	12/28/11
	3,500	3,500	(4)	$1.11	07/01/08	12/29/10

Brian Friedman	125,000	-		$1.25	02/14/05	02/14/10
	15,000	15,000	(1)	$1.55	03/14/07	03/14/12
	17,500	17,500	(2)	$2.22	08/01/07	08/01/12

Jonathan C. Rich	10,500	-	(5)	$1.50	07/01/08	11/25/08
	26,250	8,750	(4)	$1.80	07/01/08	01/25/10
	28,000	28,000	(4)	$1.11	07/01/08	12/29/10
	18,200	72,800	(4)	$1.50	07/01/08	10/30/12

William L. Groeneveld	3,281	1,094	(4)	$1.86	07/01/08	12/31/09
	4,375	-	(5)	$2.50	07/01/08	12/31/08
	10,500	-	(5)	$1.43	07/01/08	01/08/09
	28,000	28,000	(4)	$1.11	07/01/08	12/29/08
	1,750	1,750	(4)	$1.50	07/01/08	12/28/11
	18,200	72,800	(4)	$1.50	07/01/08	10/30/12

Robert H. Daskal	110,000	-		$1.25	02/14/05	02/14/10
	12,500	12,500	(1)	$1.55	03/14/07	03/14/12
	12,500	12,500	(2)	$2.22	08/01/07	08/01/12

(1)	These shares vest in two equal annual installments beginning on March 14, 2009.

(2)	These shares vest in two equal annual installments beginning on August 1, 2009.

(3)	These shares vest in three equal annual installments beginning on July 1, 2009.

(4)	These options were issued in connection with the merger with vFinance, Inc. in exchange for outstanding vFinance options held by such individuals.

(5)	These options were issued in connection with the merger with vFinance, Inc. in exchange for outstanding vFinance options held by such individuals and have expired as of the date of this Proxy.

Directors Compensation

Each outside director is paid a directors fee of $15,000 per annum, payable quarterly.  Outside directors are also granted options to purchase 10,000 shares of the Company’s Common Stock each year of their tenure on the day after the date of the Company’s Annual Meeting of Shareholders, which fully vest six (6) months after the date of issuance.  Outside directors may also be granted options to purchase shares of the Company’s Common Stock based on their service to the Company, which fully vest six (6) months after the date of issuance. The exercise price of such options equal or exceed fair market value of the Common Stock on the date of grant.  The Company reimburses all directors for expenses incurred traveling to and from Board meetings.  The Company does not pay inside directors any compensation as a director.  The compensation for directors was approved by the disinterested members of the Board of Directors.  The following table summarizes the compensation of our outside directors for fiscal year 2008.

			Fees	Option Awards		Total
Name		Year	Paid	Number	Value (1)	Compensation
Marshall S. Geller		2008	$15,000	10,000	$8,657	$23,657

Robert W. Lautz, Jr.	(2)	2008	$-	10,000	$-	$-

Charles R. Modica	(2)	2008	$-	10,000	$-	$-

Jorge A. Ortega	(2)	2008	$-	10,000	$-	$-

(1)	Represents compensation cost of option awards as described in FAS 123R.

(2)	Messrs. Lautz, Modica and Ortega each became a member of the Company’s Board of Directors on July 1, 2008.

Additionally, in fiscal year 2008, three former members of the Company’s Board of Directors, Gary A. Rosenberg, Robert J. Rosan and Norman J. Kurlan each received compensation of $11,250 and option grants to acquire 35,000 shares of the Company’s Common Stock.

Equity Compensation Plan Information

The following table sets forth information as of September 30, 2008 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,887,640 (1)	$1.58	2,369,360 (2)

(1) Includes options issued and outstanding under the 2001 and 2006 Stock Option Plans.

(2) Includes options available for issuance under the 2006 and 2008 Stock Option Plans.

Employment Agreements

Messrs. Goldwasser and Sokolow entered into Employment Agreements with the Company dated July 1, 2008.  See “Compensation of the Chief Executive Officer and President” on page 16.

Mr. Dewey entered into a Compensation Agreement with the Company dated December 27, 2006.  The Agreement is at will.  In accordance with the Agreement, the initial base salary is $120,000 per annum, subject to annual increases, and Mr. Dewey was granted an option to purchase 150,000 shares of Common Stock at $1.30 per share, all of which are currently exercisable.  Mr. Dewey is also entitled to receive commissions and fees in accordance with programs established at National Securities, including, without limitation, warrants received by National Securities in connection with corporate financing activities.   Mr. Dewey also participates in any senior management bonus pools, and receives normal employee benefits.

Mr. Levin entered into a one-year employment agreement pursuant to which he is employed as the Chief Financial Officer of the Company. Under the terms of the agreement, Mr. Levin will receive an annual base salary of $180,000. In addition, he will be entitled to receive an annual cash bonus determined in the discretion of the Compensation Committee of the board of directors of National based upon its assessment by the President of National of Mr. Levin's performance in the following areas: revenue, net income and revenue growth, new business development, investor relations, communications with the board of directors, and other factors including, without limitation, special projects as assigned by the Chief Executive Officer or the board of directors of National.

Mr. Daskal entered into a Termination and Consulting Agreement with the Company dated December 14, 2001.  The agreement with Mr. Daskal provided for the termination of all provisions and obligations pursuant to his Employment Agreement dated January 1, 1997, as amended on July 1, 1999, and payment by the Company of a monthly consulting fee of $10,000 for a period of 27 months which was to commence April 1, 2002.  The effective date of the payment of his monthly consulting fee has been previously deferred, and will commence effective January 1, 2009.

Pension Benefits

Other than our 401(k) plan, we do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

We do not maintain any deferred compensation plans.

Potential Termination and Change in Control Payments

Mark Goldwasser, Leonard Sokolow and Alan Levin are the only Named Executive Officers who have an employment agreement with us that provides for potential payments in the event of his termination.

Pursuant to the employment agreements governing the employment of the aforementioned with us, they would be entitled to compensation upon termination of their agreement by us without cause by the individuals for “good reason,” or as a result of non-renewal of the agreement by either party, or as a result of his disability or his death, or upon a change of control.  According to the employment agreement:

•
“Good reason” means: (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position , (ii) the Company's material failure or refusal to perform any of the compensation obligations required to be performed in accordance with this Agreement after a reasonable notice and an opportunity to cure same, (iii) a material diminution in Mr. Goldwasser’s title, duties, responsibilities, reporting relationship or positions, (iv) the relocation of Mr. Goldwasser’s principal office location more than fifty (50) miles from its current location, (v) any decrease in salary or bonuses payable pursuant to the terms of this Agreement without the Executive’s written consent  and (v) in the case of Mr. Levin, the cessation of his position for any reason without his written consent. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within a thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company.

•
“Cause” shall mean (i) the Executive’s commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or affiliates; (ii) the alcoholism or drug addiction of Mr. Goldwasser; (iii) the substantial and repeated failure to perform duties as reasonably directed by the Board (or in the case of Mr. Levin, the President), , after reasonable notice and an opportunity to cure same; (iv) any material breach or violation of Executive's fiduciary duty owed to the Company or any of its subsidiaries or affiliates; (v) acts of willful misconduct or gross negligence with respect to the Company or any of its subsidiaries or affiliates, (vi) any material breach of this Agreement which are not cured by Mr. Goldwasser after reasonable notice is provided; or (vii) action taken by a regulatory body or self regulatory organization that substantially impairs Mr. Goldwasser performing his duties pursuant to the agreement.

•
“Change in Control” means (i) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries); or (ii) (ii) approval by the Company's shareholders of a complete dissolution or liquidation of the Company or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes, after the Commencement Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company.

•
"Accrued Obligations" shall mean (i) all accrued but unpaid salary, compensation or other benefits through the date of termination of Mr. Goldwasser’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with the agreement, (iii) all benefits due to Mr. Goldwasser under the terms and rules of any Company or National Securities compensation or benefit plan in which Mr. Goldwasser participates, including without limitation, any Company option plans, or otherwise required by applicable law, (iv) any unpaid bonus in respect to any completed fiscal year that has ended on or prior to the end of the term of employment, and (v) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

Mark Goldwasser, Chief Executive Officer

Assuming Mr. Goldwasser had been terminated on September 30, 2008, he would have been entitled to receive approximately $923,400 as a result of termination by us without cause or by Mr. Goldwasser for good reason, , representing (i) a severance payment equal to 150% of Mr. Goldwasser’s prior year’s salary; (ii) all accrued bonuses, (iii) all Accrued Obligations and (iv) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Goldwasser, his spouse and dependents were participating immediately prior thereto.  The severance payment attributable to salary, of approximately $625,000, and  the severance payment attributable to benefits, of approximately $23,400, is payable over an 18 month period.   The severance payment attributable to the payment of accrued bonus, of approximately $225,000, is payable within four months of termination

Assuming Mr. Goldwasser had been terminated on September 30, 2008 as a result of a Change in Control, the Company not renewing the agreement upon its expiration either without cause or the Executive not renewing the agreement due to good reason or upon Mr. Goldwasser’s death or disability, he would have been entitled to receive approximately $698,400 representing (i) a severance payment equal to 100% of Mr. Goldwasser’s prior year’s salary; (ii) all accrued bonuses, (iii) all Accrued Obligations and (iv) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Goldwasser, his spouse and dependents were participating immediately prior thereto.  The severance payment attributable to salary, of approximately $450,000 and  the severance payment attributable to benefits, of approximately $23,400, is payable over an 18 month period.   The severance payment attributable to the payment of accrued bonus, of approximately $225,000, is payable within four months of termination (two and one-half months in the case of non-renewal of his employment agreement).  In the event of Mr. Goldwasser’s termination due to cause or without good reason, Mr. Goldwasser would have been entitled only to all Accrued Obligations.

Mr. Goldwasser’s option agreements contain clauses that provide that in the event of a change in control of our company, the non-renewal of the employment agreement as set forth above, the termination of employment for good reason or without cause or upon the death or disability of Mr. Goldwasser, all outstanding stock options become fully vested in the holder. The unrealized value of in-the-money unvested stock options subject to accelerated vesting was approximately $0 as of September 30, 2008.  The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at Fiscal Year-End” above by the closing price of $1.00 per share of common stock on September 30, 2008, as quoted on the OTCBB, and then deducting the aggregate exercise price of the unvested stock options.

Leonard Sokolow, President

Assuming Mr. Sokolow had been terminated on September 30, 2008, he would have been entitled to receive approximately $923,400 as a result of termination by us without cause or by Mr. Sokolow for good reason, representing (i) a severance payment equal to 150% of Mr. Sokolow’s prior year’s salary; (ii) all accrued bonuses, (iii) all Accrued Obligations and (iv) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Sokolow, his spouse and dependents were participating immediately prior thereto.  The severance payment attributable to salary, of approximately $675,000 and the severance payment attributable to benefits, of approximately $23,400, is payable over an 18 month period.   The severance payment attributable to the payment of accrued bonus, of approximately $225,000, is payable within four months of termination.

Assuming Mr. Sokolow had been terminated on September 30, 2008 as a result of a Change in Control, the Company not renewing the agreement upon its expiration either without cause or the Executive not renewing the agreement due to good reason or upon Mr. Sokolow’s death or disability, he would have been entitled to receive approximately $698,400 representing (i) a severance payment equal to 100% of Mr. Sokolow’s prior year’s salary; (ii) all accrued bonuses, (iii) all Accrued Obligations and (iv) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Sokolow, his spouse and dependents were participating immediately prior thereto.  The severance payment attributable to salary, of approximately $450,000, and the severance payment attributable to benefits, of approximately $23,400, is payable over an 18 month period.   The severance payment attributable to the payment of accrued bonus, of approximately $225,000, is payable within four months of termination (two and one-half months in the case of non-renewal of his employment agreement).  In the event of Mr. Sokolow’s termination due to cause or without good reason, Mr. Sokolow would have been entitled only to all Accrued Obligations.

Mr. Sokolow’s option agreements contain clauses that provide that in the event of a change in control of our company, the non-renewal of the employment agreement as set forth above, the termination of employment for good reason or without cause or upon the death or disability of Mr. Sokolow, all outstanding stock options become fully vested in the holder. The unrealized value of in-the-money unvested stock options subject to accelerated vesting was approximately $0 as of September 30, 2008.  The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at Fiscal Year-End” above by the closing price of $1.00 per share of common stock on September 30, 2008, as quoted on the OTCBB, and then deducting the aggregate exercise price of the unvested stock options.

Alan Levin, Chief Financial Officer

Assuming Mr. Levin had been terminated on September 30, 2008, he would have been entitled to receive approximately $ 113,400 as a result of termination by us without cause, in the event of a change of control, by Mr. Levin for good reason or upon Mr. Levin’s death or disability, representing (i) a severance payment equal to 50% of Mr. Levin’s prior year’s salary; (ii) all Accrued Obligations and (iii) continued benefits for a period of 18 months including medical, hospitalization, dental and life insurance programs in which Mr. Levin, his spouse and dependents were participating immediately prior thereto.  The severance payment attributable to salary, of approximately $90,000 is payable over a 6 month period.  The severance payment attributable to benefits, of approximately $23,400 is payable over an 18 month period.

In the event of Mr. Levin’s termination due to cause, without good reason or the non-renewal of Mr. Levin’s employment agreement, Mr. Levin would have been entitled only to all Accrued Obligations.

Mr. Levin’s option agreements contain clauses that provide that in the event of a change in control of our company, the termination of employment for good reason or without cause or upon the death or disability of Mr. Levin, all outstanding stock options become fully vested in the holder. The unrealized value of in-the-money unvested stock options subject to accelerated vesting was approximately $0 as of September 30, 2008.  The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at Fiscal Year-End” above by the closing price of $1.00 per share of common stock on September 30, 2008, as quoted on the OTCBB, and then deducting the aggregate exercise price of the unvested stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company's directors and executive officers and beneficial owners of more than 10% of the Common Stock are required to file certain reports, within specified time periods, indicating their holdings of and transactions in the Common Stock. Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2008 the Company’s insiders have complied with all Section 16(a) filing requirements applicable to them.

Certain Relationships and Related Transactions

Messrs. Dewey, Sokolow and Levin  have brokerage accounts and Margin agreements with National Securities or vFinance Investments,.  The transactions, borrowings and interest charges in these accounts are handled in the ordinary course of business and are consistent with similar third party customer accounts.

In January 2006, the Company completed a transaction whereby certain new investors made a $2,000,000 investment in the Company by purchasing an aggregate of (i) $1,000,000 of the Company’s newly created Series B Preferred Stock, which is convertible into Common Stock at a price of $.75 per share, (ii) 11% convertible promissory notes in the principal amount of $1,000,000, which is  convertible into Common Stock at a price of $1.00 per share and (iii) warrants to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $1.00 per share.  The investment included $1,700,000 by St. Cloud Capital Partners, L.P., whose managing partner is Marshall S. Geller, who became a member of the Board of Directors of the Company simultaneous with the closing of the transaction, and $300,000 by two unrelated investors.  In fiscal year 2007, the Company exercised the conversion rights contained in both the Series B Preferred Stock and the convertible promissory notes, and issued common stock to the holders.

In February 2007, the Company completed a financing transaction under which certain investors purchased 10% promissory notes in the principal amount of $1.0 million, with warrants to purchase an aggregate of 250,000 shares of common stock at an exercise price of $1.40 per share.  The promissory notes mature in February 2009.  The investment included $500,000 by Christopher C. Dewey and $250,000 by St. Cloud Capital Partners, L.P.  Mr. Dewey, and Mr. Geller, the Senior Managing Partner of St. Cloud, are each members of the Company’s board of directors.  Mr. Dewey has previously served as an advisor to Robotic Ventures Fund I, L.P. (the “Fund”), a venture capital fund dedicated to investing in companies engaged in the business of robotics and artificial intelligence.  The Company serves as the managing member of Robotic Ventures Group LLC, the general partner of the Fund (the “Fund General Partner”), and owns 24.5% of the Fund General Partner.  Mr. Dewey is a 9.6% limited partner in the Fund.  Mr. Dewey also serves on the Board of Directors of both Z-Kat, Inc, and Mako Surgical Corp., which are investee companies of the Fund.

On March 31, 2008, the Company completed a financing transaction under which an affiliate of St. Cloud made an investment in the Company by purchasing a convertible promissory note in the principal amount of $3.0 million, with a warrant to purchase 375,000 shares of common stock at an exercise price of $2.50 per share.  The promissory note matures in March 2012, is convertible into common stock at a price of $2.00 per share and has a stated interest rate of 10% per annum.

On June 30, 2008, the Company completed a financing transaction under which the same affiliate of St. Cloud made an additional investment in the Company by purchasing a convertible promissory note in the principal amount of $3.0 million, with a warrant to purchase 468,750 shares of common stock at an exercise price of $2.00 per share.  The promissory note matures in June 2012, is convertible into common stock at a price of $1.60 per share and has a stated interest rate of 10% per annum.  The Company and the investor entered into registration rights agreements, wherein the Company has agreed to file a registration statement for the shares of common stock issuable upon conversion of the note and exercise of the warrant within ninety (90) days of the effective date of the merger with vFinance, and to cause the registration statement to be declared effective within one hundred eighty (180) days of the effective date of such merger.  Should the Company fail to either file the registration statement or have it declared effective within such time limits then as liquidated damages the interest rate of the note shall increase 1% per annum for each month the applicable failure is not cured, up to a maximum of 15%.  Robert W. Lautz, Jr., a Managing Director of St. Cloud, became a member of the board of directors of the Company concurrent with the closing of the June 2008 financing transaction.

The Related Party Transaction policy of the Company requires that all new proposed related party transactions involving executive officers or directors must be reviewed and approved by the Corporate Governance Committee in advance. The Related Party Transactions policy does not specify the standards to be applied by the Corporate Governance Committee in reviewing transactions with related persons. However, we expect that in general the Corporate Governance Committee will consider all of the relevant facts and circumstances, including, if applicable, but not limited to: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available for similar transactions with unrelated third parties.  In absence of a review by the Corporate Governance Committee such review and approval may be completed by the full Board.]

OTHER BUSINESS

Management knows of no business to be brought before the Annual Meeting of Shareholders other than that set forth herein.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.  Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy promptly.  Should you attend the meeting, you may revoke the proxy by voting in person.  A postage-paid, return-addressed envelope in enclosed for your convenience.  Your cooperation in giving this your prompt attention will be appreciated.

By Order of the Board of Directors

/s/ Alan B. Levin
Alan B. Levin
Secretary

NATIONAL
HOLDINGS CORPORATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.  Proposals — The Board of Directors recommends voting in favor of each of the two (2) Proposals.

1.	Election of Directors:	For	Withhold		For	Withhold
	01 - Charles R. Modica	☐	☐	02 - Jorge A. Ortega	☐	☐

		For	Against	Abstain
2.	The Board of Directors recommends a vote to ratify the appointment of Sherb & Co., LLP as independent public accountants of the Company for the fiscal year ending September 30, 2009.	☐	☐	☐

B.  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If signing as attorney, executor, administrator, trustee, guardian or the like, please give your full title as such. If signing for a corporation, please give your title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

NATIONAL
HOLDINGS CORPORATION

Proxy — NATIONAL HOLDINGS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NATIONAL HOLDINGS CORPORATION

The undersigned shareholder of National Holdings Corporation, a Delaware corporation (the “Company”), hereby constitutes and appoints Mark Goldwasser and Leonard J. Sokolow, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend, vote and act for and in the name, place and stead of the undersigned at the Annual Meeting of Shareholders of the Company, to be held on March 16, 2009 at 10:00 A.M. at the Renaissance Boca Raton Hotel located at 2000 NW 19th St., Boca Raton, FL 33431, and at any adjournments thereof, with respect to the matters stated on the reverse side.

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR the election of the nominees named in Proposal 1 and FOR Proposal 2 as described herein.

PLEASE DATE, SIGN AND MAIL AT ONCE IN THE ENCLOSED POSTAGE PAID ENVELOPE.
.